[GRAPHIC OMITTED]
SMF Streicher Mobile Fueling, Inc.
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

Contact:   Robert W. Beard
           Vice President, Corporate Development and
           Investor Relations Officer
           954-308-4200

                 STREICHER MOBILE FUELING, INC., REPORTS RESULTS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                                DECEMBER 31, 2005

Ft. Lauderdale,  FL, February 14, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ:
FUEL) (the "Company"), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced results for the second quarter and six months ended December 31, 2005.

Highlights included a revenue increase of 128% to $67.6 million for the quarter and a 107% increase to $121.2 million for the six month period; a gross profit increase of 165% to $3.8 million for the quarter and a 136% increase to $7.6 million for the six month period; an operating income increase of 288% to $822,000 for the quarter and a 136% increase to $2.1 million for the six month period; while net loss was reduced 22% to $142,000 for the quarter and net income increased 315% to $473,000 for the six month period. EBITDA increased 179% to $1.5 million for the quarter and 114% to $3.2 million for the six month period.

Richard E. Gathright, President and CEO, commented "We believe that our financial results for the quarter and six months ended December 31, 2005 are highly encouraging. During the quarter and six months ended December 31, 2005 total revenues, gross profit, operating income, net income and EBITDA all were positively impacted by the inclusion of both the Shank and H & W acquisitions and the emergency response services contribution in the aftermath of the devastation caused by the summer and fall hurricanes. The Shank and H & W acquisitions, together with our ongoing marketing and sales programs, resulted in an increase in gallons sold during the three and six months of 10.5 million and a 16.1 million, with a net margin improvement per gallon of over five cents aggregating $2.5 million and $4.6 million for these periods."

"These results reflect the progress we have made in our continuing acquisition and services diversification program that began during the past fiscal year. Our business model provides for a continuation of this acquisition program to further develop existing business and expand into other petroleum and energy products and related services markets. Our focus is on selectively identifying and evaluating companies in our core geographical markets which would be immediately accretive to our cash flow and earnings goals; would provide us with compatible and capable management to further grow the acquired business into a leading product and service provider; and can be acquired on terms and prices which recognize our value as a growing public company."

"At the same time, we are pursuing alternatives to convert or retire a substantial portion of our long term debt which would significantly reduce interest expense, after a one-time, non-cash write-off of the related debt discount and deferred debt costs, and should materially improve our bottom-line performance. It is important to note that during the quarter and six month periods we incurred increased interest expense in connection with our outstanding long-term debt and bank line of credit of $964,000 and $1,639,000. The increases over the same periods last year included non-cash interest expense amortization attributable to capitalized deferred debt costs and debt discount of $260,000 and $516,000, with $127,000 and $227,000, being related to the long-term debt we incurred in connection with the  acquisitions of Shank and H &
W. The current periods also include non-cash charges for stock option amortization expense related to the implementation of FASB 123R amounting to $102,000 and $194,000, which were not incurred last year."

Gathright concluded, "Also vital to the execution of our business plan is the implementation of our new management information system. We expect to have this system fully operational by the end of our current fiscal year and that it will streamline management of our operations, provide specific realizable operating and administrative cost reduction synergies and improve profitability. This system implementation is essential to the full and effective integration of the Shank and H & W operations and we believe it will enable us to shorten the ramp up time to integrate future acquisitions, reducing incremental costs and business disruptions normally associated with acquisitions."

Second Quarter Results
----------------------

Revenues
Revenues increased $37.9 million, or 128%, in the current quarter compared to the prior year quarter. This increase was principally due to a 71% increase in net new business and higher fuel prices which averaged 55 cents per gallon higher than the earlier period. We sold 25.2 million gallons of fuel in the current quarter, compared to the 14.8 million gallons in the prior year quarter, a 10.4 million gallon increase in net new business. The results for the current quarter include a revenue contribution of $17.0 million and gallons sold of 5.9 million from Shank Services and a revenue contribution of $16.1 million and gallons sold of 5.4 million from H & W.

Gross Profit
Gross profit increased by $2.4 million or 165%, for the current quarter compared to the prior year quarter. This improvement resulted from the increase of 10.4 million gallons in net new business sold and an overall gross profit increase of 165% generated from the services provided and the emergency response services related to hurricanes that devastated wide areas of Florida and the Gulf Coast region, including Hurricanes Katrina, Rita and Wilma. The overall net margin per gallon was 16.7 cents for the current quarter compared to 11.5 cents for the prior year quarter representing a 5.2 cent, or 45%, increase in net margin per gallon.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $1.8 million, or 144%, in the current quarter compared to the prior year quarter. This increase resulted primarily from an increase in payroll of $256,000 due to the hiring of new officers in July and August 2005 to strengthen our corporate infrastructure; the addition of Shank Services in February 2005 and H & W in October 2005 resulting in $1,133,000 of additional expense; the new FASB 123R accounting rule requiring amortization of stock based compensation expense of $102,000 which became effective July 1, 2005 and $101,000 of additional professional service fees related to our public company reporting costs.

Interest Expense
As a result of the issuance of the September 2005 Notes and the January 2005 Notes, and increased borrowings under our $20 million bank line of credit, interest expense increased $571,000, or 145%, in the current quarter compared to the prior year quarter. This increase in the bank line of credit primarily relates to the H & W acquisition.

Net Loss
The $39,000 decrease in net loss for the current year quarter over the prior year quarter resulted from the increase in gross profit of $2.4 million offset by the increase in selling, general and administrative expenses of $1.8 million and higher interest expense of $0.6 million.

EBITDA
EBITDA increased $0.9 million, or 179%, in the current year quarter compared to the prior year quarter. This increase was primarily due to the increase in gross profit of $2.4 million, offset by the increase in selling, general and administrative expenses of $1.8 million less the amortization of stock compensation expenses of $102,000 and depreciation of $134,000 included in selling, general and administrative expense.

Year-to-Date Results
--------------------

Revenues
Revenues increased $62.6 million, or 107%, in the six months ended December 31, 2005 compared to the same period in the prior year. This increase was principally due to a 54% increase in net new business and higher fuel prices which averaged 64 cents per gallon higher than the earlier period. We sold 46.1 million gallons of fuel during the six months ended December 31, 2005, compared to the 29.9 million gallons during the same period in the prior year, a 16.1 million gallon, or 54%, increase in net new business. The results for the six months ended December 31, 2005 include a revenue contribution of $34.5 million and gallons sold of 12.3 million from Shank Services acquired in February 2005, and a revenue contribution of $16.1 million and gallons sold of 5.4 million for the three months ended December 31, 2005 from H & W since it was acquired as of October 1, 2005.

Gross Profit
Gross  profit  increased  by $4.4  million,  or 136%,  for the six months  ended
December 31, 2005 compared to the same period in the prior year. This improvement resulted from the increase of 16.1 million gallons in net new business sold and an overall higher gross profit of 136% margin generated from the services provided and the emergency response services related to the hurricanes and flooding that devastated wide areas of Florida and the Gulf Coast region, including Hurricanes Dennis, Katrina, Rita and Wilma. The overall net margin per gallon was 18.2 cents for the six months ended December 31, 2005 compared to 12.6 cents for the same period in the prior year, representing an overall 5.6 cent, or 44%, increase in net margin per gallon.


Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $3.2 million, or 135%, in the six months ended December 31, 2005 compared to the same period in the prior year. This increase in these expenses resulted primarily from an increase in payroll of $418,000 due to the hiring of new officers in July and August 2005 as well as additional personnel to strengthen our corporate infrastructure; the addition of Shank Services in February 2005 and H & W in October 2005 resulting in an increase of $1,710,000 of additional expense; the new FASB 123R accounting rule requiring amortization of stock based compensation expense of $194,000 which became effective July 1, 2005; credit card fees of $216,000 and professional service fees of $222,000 for our public company reporting requirements.

Interest Expense
As a result of the issuance of the September 2005 Notes and the January 2005 Notes and increased borrowings under the bank line of credit, interest expense increased $864,000, or 111%, in the six months ended December 31, 2005 compared to the same period in the prior year. This increase in the bank line of credit primarily relates to the H & W acquisition.

Net Income
The $359,000 improvement in net income for the six months ended December 31, 2005 compared to the six months ended December 31, 2004 resulted from the increase in gross profit of $4.4 million, partially offset by the increase in selling, general and administrative expenses of $3.2 million and higher interest expense of $0.9 million.

EBITDA
EBITDA increased $1.7 million, or 114%, in the current year quarter compared to the prior year quarter. This increase was primarily due to the increase in gross profit of $4.4 million, offset by the increase in selling, general and administrative expenses of $3.2 million less the amortization of stock compensation expenses of $194,000 and depreciation of $199,000 included in selling, general and administrative expense.

Conference Call
---------------
Management will host a conference call on Wednesday, February 15, 2006 at 2:00 PM ET, to discuss the Company's results for the three and six months ended December 31, 2005. The conference call will be available via teleconference by dialing 866.770.7120 (domestic) or 617.213.8065 (international), using Pass Code 47806491. There will also be a web-cast over the Internet at
www.mobilefueling.com. An audio digital replay of the call will be available February 15, 2006, 4:00 PM ET until February 22, 2006, 11:59 PM ET by dialing
888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 36016597. A web archive will be available for 30 days at www.mobilefueling.com.

About Streicher Mobile Fueling, Inc. (NASDAQ: FUEL)
---------------------------------------------------
The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers' locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in California, Florida, Georgia, Louisiana, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements
--------------------------
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the acquired businesses, the planned diversification or expansion plans of the Company and the potential for further growth of the Company, by acquisition or otherwise, are all "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section in the Company's Form 10-Q for the quarter ended December 31, 2005, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Risk Factors" section of the Company's Form 10-Q for the quarter ended December 31, 2005.

                  SELECTED INCOME STATEMENT AND FINANCIAL DATA
                  --------------------------------------------

       (All amounts in thousands of dollars, except share and volume data)




                                                 Three Month Periods Ended
                                                        (Unaudited)

                                               12/31/2005(1)       12/31/2004       Increase         %
                                               --------------    --------------    ----------   ----------

Total revenues                                         67,550            29,647        37,903          128%
Gross profit                                            3,829             1,444         2,385          165%
Operating income                                          822               212           610          288%
Net loss                                                 (142)             (181)           39           22%

EBITDA (2,5)                                            1,455               522           933          179%

Basic net loss per share                                (0.01)            (0.02)         0.01           50%
Diluted net loss per share                              (0.01)            (0.02)         0.01           50%

Basic weighted average shares outstanding           9,776,362         7,435,835     2,340,527           31%
Diluted weighted average shares outstanding         9,776,362         7,435,835     2,340,527           31%

Depreciation and amortization (3)                         531               310           221           71%

Gallons sold (in thousands)                            25,249            14,795        10,454           71%
Average net margin per gallon (in cents) (4)             16.7              11.5           5.2           45%

                                                   Six-Month Periods Ended
                                                         (Unaudited)

                                                12/31/2005(1)      12/31/2004       Increase         %
                                               --------------    --------------    ----------   ----------
Total revenues                                        121,189            58,556        62,633          107%
Gross profit                                            7,642             3,244         4,398          136%
Operating income                                        2,101               889         1,212          136%
Net income                                                473               114           359          315%

EBITDA (2,5)                                            3,240             1,514         1,726          114%

Basic net  income per share                              0.05              0.02          0.03          150%
Diluted net  income per share                            0.05              0.01          0.04          400%

Basic weighted average shares outstanding           9,557,761         7,384,174     2,173,587           29%
Diluted weighted average shares outstanding        10,453,356         8,185,749     2,267,607           28%

Depreciation and amortization (3)                         934               625           309           49%

Gallons sold (in thousands)                            46,068            29,948        16,120           54%
Average net margin per gallon (in cents) (4)             18.2              12.6           5.6           44%


(1) Reflects the Company's September 1, 2005 issuance of $3,000,000 in Five Year 10% Senior Subordinated Notes (the "September 2005 Notes") and 360,000 four year stock purchase warrants at $2.28 per share and reflects the October 1, 2005 acquisition of H & W, certain assets of which secure the payment of the September 2005 Notes.

(2) Earnings before interest, taxes, depreciation and amortization and amortization of stock compensation expense

(3) Depreciation and amortization included in cost of sales was $397,000 and $735,000 for the three and six months ended December 31, 2005 and $262,000 and $532,000 for the three and six months ended December 31, 2004

(4) Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold

(5)   See Non-GAAP measure EBITDA Reconciliation

                     NON-GAAP MEASURE- EBITDA RECONCILIATION
                     ---------------------------------------


                                                        3 Months Ended
                                               --------------------------------
                                                 12/31/2005        12/31/2004       Increase        %
                                               --------------    --------------    ----------   ----------
Net (loss)                                               (142)             (181)           39           22%
Add back:
    Interest, net                                         964               393           571          145%
    Depreciation and amortization:
         Cost of sales                                    397               262           135           52%
         Sales, general and administrative                134                48            86          179%
    Amortization of stock compensation expense            102                --           102          100%
                                               --------------    --------------   ----------
EBITDA                                                  1,455               522           933          179%


                                                       6 Months Ended
                                               --------------------------------
                                                 12/31/2005        12/31/2004       Increase         %
                                               --------------    --------------    ----------   ----------
Net income                                                473               114           359          315%
Add back:
    Interest, net                                       1,639               775           864          111%
    Depreciation and amortization:
         Cost of sales                                    735               532           203           38%
         Sales, general and administrative                199                93           106          114%
    Amortization of stock compensation expense            194                --           194          100%
                                               --------------    --------------    ----------   ----------
EBITDA                                                  3,240             1,514         1,726          114%


                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------
                      (All amounts in thousands of dollars)
                                   (Unaudited)

                                                 12/31/2005         6/30/05         Increase         %
                                               --------------    --------------    ----------   ----------
ASSETS
     Current assets                                    32,958            19,392        13,566           70%
     Property, plant and equipment, net                10,930             9,555         1,375           14%
     Other assets, net                                  6,291             1,178         5,113          434%
                                               --------------    --------------   ----------
                                                       50,179            30,125        20,054           67%

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities                               27,641            13,531        14,110          104%
     Long-term debt, net                               13,198             9,756         3,442           35%
     Stockholders' equity                               9,340             6,838         2,502           37%
                                               --------------    --------------   ----------
                                                       50,179            30,125        20,054           67%